Adopted: 12/17/08

COMMUNITY BANK-WHEATON/GLEN ELLYN

DIRECTORS RETIREMENT PLAN

The Board of Directors of Community Bank-Wheaton/Glen Ellyn (the “Bank”) adopted the Community Bank Directors Retirement Plan, effective December 31, 2008, in order to recognize the contributions of its directors to the success of the Bank, as well as to encourage the continued contributions of the directors to the Bank’s long-term success.

This document (the “409A Program”) amends and restates the Plan effective as of January 1, 2005, and it sets forth the terms of the Plan applicable to vested benefits subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), i.e., vested benefits accrued after December 31, 2004.

Other vested benefits under the Plan shall be governed by a separate document that sets forth the pre-Section 409A terms of the Plan (the “Pre-409A Program”). Together, this document and the document for the Pre-409A Program describe the terms of a single plan. However, amounts subject to the terms of this 409A Program and amounts subject to the terms of the Pre-409A Program shall be tracked separately at all times. The preservation of the terms of the Pre-409A Program, without material modification, and the separation between the 409A Program amounts and the Pre-409A Program amounts are intended to permit the Pre-409A Program to remain exempt from Section 409A, and the administration of the Plan shall be consistent with this intent.

Article 1

Definition

Whenever used in this Plan, the following words and phrases shall have the meanings specified:

Account means the Bank’s accounting of the Participant’s accumulated benefits.

Bank means Community Bank-Wheaton/Glen Ellyn.

Benefit Election Form means the Form attached as Exhibit 1.

Change in Control means a “change in ownership,” a “change in effective control” or a “change in ownership of a substantial portion of assets,” as such terms are defined for purposes of Section 409A of the Code.

Code means the Internal Revenue Code of 1986, as amended.

Director means a member of the Board of Directors of the Bank.

Disability means the Participant is unable to engage in any substantial activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

Participant means a Director who participates in the Plan.

Effective Date means January 1, 2005, as referenced in the opening paragraphs of this Plan.

Plan Year means the calendar year.

Separation from Service means, the Participant’s death or the effective date of the Participant’s “Separation from Service” within the meaning of Section 409A of the Code.

Article 2

Account

2.1           Establishing and Crediting. The Bank shall establish an Account on its books for each Participant and shall credit to the Participant’s Account the following amounts for each Plan Year in which the Director is in active service with the Board of Directors as of the last day of the Plan Year:

2.1.1     Accrued Benefit. The retainer for services with the Board of Director of the Bank for that Plan Year.

2.2           Accounting Device Only. The Account is solely a device for measuring amounts to be paid under this Plan. The Account is not a trust fund of any kind. The Participant is a general unsecured creditor of the Bank for the payment of benefits. The benefits represent the mere promise of the Bank to pay such benefits. The Participant’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Participant’s creditors.

Article 3

Payment of Benefits

3.1           Separation from Service Benefit. Upon Separation from Service for any reason, the Bank shall pay to the Participant the benefit described in this Section 3.1 in lieu of any other benefit under the Plan.

3.1.1       Amount of Benefit. The benefit under this Section 3.1 is the vested Account balance at the Participant’s Separation from Service.

3.1.2      Vested Benefit. Each Participant shall become vested (i.e., earn a non-forfeitable interest) in his Account in accordance with the following schedule:

Years of Service	% of Accrued Benefit (Account) Earned
Less than 5 years	0%
5	20%
6	30%
7	40%
8	50%
9	60%
10	70%
11	80%
12	90%
13	100%

Notwithstanding the above schedule, a Participant will be 100% vested at age 75 or upon the Change in Control.

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3.1.3       Payment of Benefit. The Bank shall pay the benefit under this Section 3.1 to the Participant in accordance with the Participant’s prior valid election (i) in a lump sum as soon as practicable following the Participant’s Separation from Service or (ii) as a monthly benefit in equal monthly installments payable over a period of one hundred twenty (120) months on the first day of each month commencing with the month following the Participant’s Separation from Service. Installment payments shall be calculated as a fixed amount which amortizes the Participant’s Account balance in equal monthly installments. For purposes of determining the amount of a lump sum payment, the monthly installments shall be discounted to the lump sum payment date, using a discount rate of six (6) percent. Notwithstanding the foregoing, the Participant’s benefit shall automatically be paid in a lump sum as soon as practicable following the Participant’s Separation from Service if (i) the Participant has failed to timely make an election for the payment of the benefit, or (ii) the value of the Participant’s Account as of the date of the Participant’s Separation from Service is ten thousand dollars ($10,000) or less.

3.2          Change in Control Benefit. If irrevocably elected by the Participant on a Benefit Election Form (Exhibit 1) duly completed, executed and submitted to the Bank by the later of (i) the date which is thirty (30) days following the Participant’s initial participation under the Plan, or (ii) December 31, 2008, the Bank shall pay to the Participant the benefit described in this Section 3.2.

3.2.1      Amount of Benefit. The benefit under this Section 3.2 is the Account balance (which shall vest 100% upon a Change in Control) at the Change in Control.

3.2.2      Payment of Benefit. The Bank shall pay the benefit under this Section 3.2 to the Participant in accordance with the Participant’s prior valid election (i) in a lump sum as soon as practicable following the Change in Control or (ii) as an annual benefit in one hundred twenty (120) equal monthly installments on the first day of each month commencing with the month following the Change in Control. For purposes of determining the amount of a lump sum payment, the monthly installments shall be discounted to the lump sum payment date, using a discount rate of six (6) percent. Notwithstanding the foregoing, the Participant’s benefit shall automatically be paid in a lump sum as soon as practicable following the Change in Control if the value of the Participant’s Account as of the date of the Change in Control is ten thousand dollars ($10,000) or less.

3.3          Death During Active Service. If the Participant dies while in active service of the Bank, the Bank shall pay to the participant’s beneficiary the benefit described in this Section 3.3.

3.3.1        Amount of Benefit. The benefit under this Section 3.3 is the vested account balance at the date of the Participant’s death.

3.3.2       Payment of Benefit. The Bank shall pay the benefit to the beneficiary in the form elected by the Participant on the Benefit Election Form and in effect at death.

3.4           Death During Benefit Period. If the Participant dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Bank shall pay the remaining benefits to the Participant’s beneficiary at the same time and in the same amounts they would have been paid to the Participant had the Participant survived.

3.5           Disability. If a Participant incurs a Disability prior to a Separation from Service, the Bank shall pay his vested Account to him in one hundred (120) equal monthly installments commencing as of the first day of the month following the month in which he is determined to be disabled. This benefit shall be in lieu of any other benefit under this Plan.

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3.6          Transition Elections. On or before December 31, 2008, if a Participant wishes to change his payment election as to the form of payment, the Participant may do so by completing a payment election form, provided that any such election (i) must be made prior to the Participant’s Separation form Service, (ii) shall not take effect before the date that is 12 months after the date the election is made, (iii) cannot apply to amounts that would otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would otherwise be paid in a later year. A lump sum payment shall be made within sixty (60) days following the date the Participant becomes entitled to receive a benefit under the Plan.

Article 4

Claims and Review Procedures

4.1         Claims Procedure. The Bank shall notify any person or entity that makes a claim against the Agreement (the “Claimant”) in writing within ninety (90) days of Claimant’s written application for benefits, of his or her eligibility or non-eligibility for benefits under the Agreement. If the Bank determines that the Claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the Claimant to perfect his or her claim and a description of why it is needed and (4) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the Claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the Claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to ninety (90) days.

4.2          Review Procedure. If the Claimant is determined by the Bank not to be eligible for benefit, or if the Claimant believes that he or she is entitled to greater or different benefits, the Claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons which the Claimant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the Claimant (and counsel, if any) an opportunity to present his of her position to the Bank verbally or in writing, and the Claimant (or counsel) shall have the tight to review the pertinent documents. The Bank shall notify the Claimant of its decision in writing within the 60-day period stating specifically the basis of its decision, written in a manner calculated to be understood by the Claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60day period is not sufficient, the decision may be deferred for up to another sixty (60) days at the election of the Bank, but notice of this deferral shall be given to the Claimant.

Article 5

Amendments and Termination

5.1          Termination. Although the Bank anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Bank will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Bank reserves the right to discontinue its sponsorship of the Plan and/or to terminate the Plan at any time with respect to any or all of the Participants, by action of its full Board of Directors. The termination of the Plan shall not adversely affect any Participant’s or beneficiary’s right to receive the payment of any benefits under the Plan as of the date of termination, including the right of the Participant or beneficiary to be paid Plan vested benefits accrued through the date of termination in accordance with the Plan terms and the Participant’s distribution elections in effect at the time of termination.

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5.2          Amendment. The Bank may, at any time, amend or modify the Plan in whole or in part, by action of its full Board of Directors; provided, however, that no amendment or modification shall be effective to decrease or restrict the rights of a Participant is his Account in existence at the time the amendment or modification is made, including the right to be paid Plan benefits accrued through the date of the amendment or modification in accordance with the Plan terms and the Participant’s distribution elections in effect at the time of the amendment or modification.

Article 6

Miscellaneous

6.1         Binding Effect. This Plan shall bind each participating Participant and the Bank and their respective beneficiaries, survivors, executors, administrators and transferees.

6.2         No Guarantee of Service. This Plan is not a contract for service. It does not give a Participant the right to remain in the service of the Bank, nor does it interfere with the Bank’s right to replace a Participant. It also does not require a Participant to remain in the service of the Bank nor interfere with the Participant’s right to terminate service at any time.

6.3         Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

6.4         Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Plan.

6.5         Applicable Law. The Plan and all rights hereunder shall be governed by the laws of Illinois, except to the extent preempted by federal law.

6.6         Unfunded Arrangement. Each Participant and any beneficiary of such Participant are general unsecured creditors of the Bank for the payment of benefits under this Plan. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on a Participant’s life is a general asset of the Bank to which the Participant and the Participant’s beneficiary have no preferred or secured claim.

6.7         Reorganization. The Bank shall not merge or consolidate into or with another entity, or reorganize, or sell substantially all of its assets to another entity, firm, or person unless such succeeding or continuing entity, firm, or person agrees to assume and discharge the obligations of the Bank under this Plan. Upon the occurrence of such event, the term “Bank” as used in this Plan shall be deemed to refer to the successor or survivor entity.

6.8         Entire Agreement. This Plan constitutes the entire agreement between the Bank and a participating Participant as to the subject matter hereof. No rights are granted to a Participant by virtue of this Plan other than those specifically set forth herein.

6.9         Administration. The Board of Directors of the Bank shall have powers which are necessary to administer this Plan, including but not limited to:

(a)         Interpreting the provisions of the Plan;

(b)         Establishing and revising the method of accounting for the Plan;

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(c)         Maintaining a record of benefit payments; and

(d)         Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

6.10       Prohibited Acceleration/Distribution Timing. This Section shall take precedence over any other provision of the Plan to the contrary. No provision of this Plan shall be followed if following the provision would result in the acceleration of the time or schedule of any payment from the Plan (i) as would require income tax to a Participant prior to the date on which the amount is distributable to or on behalf of the Participant under Article 3 or (ii) which would result in penalties to the Participant under Section 409A of the Code. In addition, if the timing of any distribution election would result in any tax or other penalty (other than ordinarily payable Federal, state or local income or payroll taxes), which tax or penalty can be avoided by payment of the distribution at a later time, then the distribution shall be made (or commence, as the case may be) on (or as soon as practicable after) the first date on which such distributions can be made (or commence) without such tax or penalty.

6.11       Aggregation of Employers. To the extent required under Section 409A of the Code, if the Bank is a member of a controlled group of corporations or a group of trades or business under common control (as described in Section 414(b) or (c) of the Code), all members of the group shall be treated as a single employer for purposes of whether there has occurred a Separation from Service and for any other purposes under the Plan as Section 409A of the Code shall require.

6.12       Designation of Beneficiary(ies). Each Participant shall have the right to designate a beneficiary or beneficiaries (including contingent beneficiaries) to receive any benefits payable upon the death of a Participant. No such designation shall be effective unless completed and submitted in accordance with rules and procedures established by the Bank for this purpose. In the absence of an effective beneficiary designation, the Participant’s designated beneficiary shall be assumed to be the Participant’s surviving spouse or, if none, the Participant’s estate.

6.13       Consulting. The Participant agrees that as long as he continues to receive payments hereunder and as long as he is physically and mentally able to do so. He will consult with the Bank in an advisory capacity, in person if he is residing in the vicinity of Glen Ellyn, Illinois, and by telephone and by mail if he shall not be residing in said vicinity when reasonably requested to do so by the Bank. The Bank and the Participant agree that the Participant will render such consulting services as an independent contractor and shall receive a separate remuneration when performing such services. If the Participant does not comply with this provision of the agreement, the Bank may, at its own discretion, suspend, reduce, or terminate any or all of the benefits provided under this agreement for the benefit of the Participant and his beneficiaries. It is intended that the amount of consulting services performed by the Participant shall not cause the Participant not to have incurred a Separation from Service for purposes of Section 409A of the Code.

6.14        Compliance with Section 409A of the Code. Despite any contrary provision of this Agreement, if, when a Participant’s service terminates, the Participant is a “specified employee,” as defined in Section 409A of the Code, and if any payments under this Plan will result in additional tax or interest to the Participant because of Section 409A of the Code, the Participant shall not be entitled to the such payments until the earliest of (i) the date that is at least six months after termination of the Participant’s employment for reasons other than the Participant’s death, (ii) the date of the Participant’s death, or (iii) any earlier date that does not result in additional tax or interest to the Participant under Section 409A of the Code. If any provision of this Agreement would subject the Participant to additional tax or interest under Section 409A of the Code, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Participant to additional tax or interest.

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EXHIBIT 1

COMMUNITY BANK-WHEATON/GLEN ELLYN

DIRECTORS’ RETIREMENT PLAN

Benefit Election Form/Beneficiary Designation

PARTICIPANT INFORMATION (Please Print in Ink)

Name:
Social Security Number:
Address:
Telephone Number:

I.         FORM OF DISTRIBUTION. I request payments under the plan to be made in the following forms and at the following times (check one under each category as applicable):

A.         In the event benefits become payable to me upon Separation from Service, I hereby elect that such payments be made to me in the following form:

(1)        ☐    As an annual benefit payable in twelve (12) equal monthly installments over a period of 10 years commencing with the month following my Separation from Service or on the following date after my Separation from Service:__________________.

(2)        ☐    As a lump sum payable as soon as practicable following my Separation from Service.

B.         I hereby elect that any benefits due to me under this Plan be paid upon the occurrence of a Change in Control in the following form:

(1)        ☐     As an annual benefit in twelve (12) equal monthly installments payable over a period of 10 years on the first day of each month commencing with the month following a Change in Control.

(2)        ☐     As a lump sum payable as soon as practicable following a Change in Control.

(3)        ☐     I hereby elect not to have my benefits payable upon a Change in Control, but instead to have my benefits paid upon the occurrence of a benefit entitlement event (i.e., Separation from Service) occurring at a later date.

II.         BENEFICIARY DESIGNATION

I hereby revoke any prior designations of death benefit beneficiary/ies under the Plan, and I hereby designate the following beneficiary/ies to receive any benefit payable on account of my death under the Plan, subject to my right to change this designation and subject to the terms of the Plan:

A.	Primary Beneficiary/ies

Name/Address/Telephone

Relationship to Participant
% of Plan Benefit
Date of Birth
Social Security Number

B.	Contingent Beneficiary/ies (Will receive indicated portions of Plan benefit if no Primary Beneficiary/ies survive the Participant)

Name/Address/Telephone

Relationship to Participant
% of Plan Benefit
Date of Birth
Social Security Number

I acknowledge that I have been given a copy of the Plan and I agree that the above elections and designations are subject to all of the terms of the Plan. All capitalized terms not defined in this Benefit Election Form shall have the same meaning as indicated in the Plan.

Date:	Signature:

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